Exhibit 99.1

       Barnes & Noble Reports First Quarter Financial Results;
                 Achieves Earnings of $0.13 Per Share

    NEW YORK--(BUSINESS WIRE)--May 17, 2005--Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller, today reported sales and earnings for the first quarter ended April 30, 2005.
    Net earnings from continuing operations increased 37% to $9.9 million or $0.13 per share, versus guidance of $0.11 to $0.13 per share. Consolidated net earnings decreased $0.03 per share versus last year due to the $0.06 per share earned from the company's investment in GameStop in the first quarter a year ago, prior to the tax-free spin-off of GameStop in the fourth quarter of 2004.
    Comparable store sales at Barnes & Noble were 2.2% for the quarter, in line with company guidance for a low single digit increase.
    Total first quarter sales were $1,097.2 million, increasing 4% from $1,058.2 million a year ago. Barnes & Noble store sales were $959.2 million, increasing 5% over the prior year. Barnes & Noble.com sales were $91.4 million, decreasing (0.6%) from the prior year. B. Dalton sales were $31.5 million, a decrease of (21%) over the prior year, due primarily to store closings and a (0.3%) comparable store sales decline.
    As previously announced, the company completed a $250 million share repurchase program and had a new $200 million share repurchase program authorized during the first quarter. The company repurchased approximately $75 million of shares in the first quarter under both programs.
    "We are pleased with the company's sales and earnings performance," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. "The overall tone of business was as expected, and we anticipate accelerated sales growth in the second quarter with the arrival of the sixth Harry Potter book on July 16th."
    As of April 30, 2005, the company operated 671 Barnes & Noble stores and 150 B. Dalton stores. During the first quarter, seven Barnes & Noble stores were opened and two were closed. B. Dalton closed four stores during the quarter.

    GUIDANCE

    For the second quarter, the company expects comparable store sales at Barnes & Noble stores to be in the mid-single digits. For the full year, the company continues to expect comparable store sales to increase approximately 3%. Sales at Barnes & Noble.com are expected to increase at similar levels.
    Barnes & Noble, Inc.'s second quarter earnings per share is expected to be in a range of $0.19 to $0.21, and for the full year the company continues to expect earnings per share to be in a range of $1.94 to $1.98.
    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 11:00 A.M. ET on Tuesday, May 17, 2005, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.fulldisclosure.com for one year.
    Barnes & Noble, Inc. will report second quarter earnings on or about August 18, 2005.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE:BKS), the world's largest bookseller and a Fortune 500 company, operates 821 bookstores in 50 states. For the third year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number-one brand among e-commerce companies, according to the latest EquiTrend survey. In addition to its retail operations, Barnes & Noble is one of the largest book publishers in the world. Its subsidiary, Sterling Publishing, publishes over 1,100 new titles a year and has an active list of over 5,000 titles.
    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, the successful and timely completion and integration of the company's new New Jersey distribution center, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.


                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                 (In thousands, except per share data)
----------------------------------------------------------------------
                                                    13 weeks ended
                                               ----------------------
                                                April 30,     May 1,
                                                  2005        2004
                                                             Restated
                                                             (a) (b)
                                               ----------- -----------

Sales                                          $1,097,170  1,058,197
Cost of sales and occupancy                       769,819    750,414
                                               ----------- ----------
   Gross profit                                   327,351    307,783
                                               ----------- ----------
Selling and administrative expenses               266,059    244,434
Depreciation and amortization                      43,311     44,925
Pre-opening expenses                                2,447      2,648
                                               ----------- ----------
   Operating profit                                15,534     15,776
Interest expense, net                                (329)    (4,497)
                                               ----------- ----------

   Income before taxes and minority interest       15,205     11,279
Income taxes                                        6,196      4,587
                                               ----------- ----------
   Income before minority interest                  9,009      6,692
Minority interest                                     897        538
                                               ----------- ----------
   Income from continuing operations                9,906      7,230
Income from discontinued operations (net of
 income tax)                                            -      4,215
                                               ----------- ----------
   Net income                                      $9,906     11,445
                                               =========== ==========

Basic income per common share:
   Income from continuing operations                $0.14       0.11
   Income from discontinued operations                  -       0.06
                                               ----------- ----------
Net income                                          $0.14       0.17
                                               =========== ==========

Diluted income per common share:
   Income from continuing operations                $0.13       0.10
   Income from discontinued operations                  -       0.06
                                               ----------- ----------
Net income                                          $0.13       0.16
                                               =========== ==========


Weighted average common shares outstanding
   Basic                                           69,722     68,146
   Diluted                                         74,400     70,717

Percentage of sales:
Sales                                               100.0%     100.0%
Cost of sales and occupancy                          70.2%      70.9%
                                               ----------- ----------
   Gross profit                                      29.8%      29.1%
                                               ----------- ----------
Selling and administrative expenses                  24.2%      23.1%
Depreciation and amortization                         3.9%       4.2%
Pre-opening expenses                                  0.2%       0.3%
                                               ----------- ----------
   Operating profit                                   1.4%       1.5%
Interest expense, net                                 0.0%      -0.4%
                                               ----------- ----------
   Income before taxes and minority interest          1.4%       1.1%
Income taxes                                          0.6%       0.4%
                                               ----------- ----------
   Income before minority interest                    0.8%       0.6%
Minority interest                                     0.1%       0.1%
                                               ----------- ----------
   Income from continuing operations                  0.9%       0.7%
                                               =========== ==========

(a) Restated to reflect certain adjustments relating to lease accounting.
(b) Reflects the change in the reporting period used to consolidate the results of Barnes & Noble.com.


                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                 (In thousands, except per share data)

----------------------------------------------------------------------
                                    April 30,  May 1, 2004 January 29,
                                      2005      Restated      2005
                                                 (a)(b)
                                    ----------- ---------- -----------
         ASSETS
Current assets:
   Cash and cash equivalents          $322,095    177,701    535,652
   Receivables, net                     94,292     45,225     74,640
   Merchandise inventories           1,307,421  1,314,306  1,274,578
   Prepaid expenses and other
    current assets                     125,733    101,744     85,140
   Current assets of discontinued
    operations                               -    388,818          -
                                    ----------- ---------- ----------
        Total current assets         1,849,541  2,027,794  1,970,010

Property and equipment:
   Land and land improvements            3,247      3,247      3,247
   Buildings and leasehold
    improvements                       958,827    875,238    940,616
   Fixtures and equipment            1,083,330  1,017,296  1,081,966
                                    ----------- ---------- ----------
                                     2,045,404  1,895,781  2,025,829
   Less accumulated depreciation and
    amortization                     1,250,446  1,105,747  1,221,169
                                    ----------- ---------- ----------
      Net property and equipment       794,958    790,034    804,660
                                    ----------- ---------- ----------

Goodwill                               267,311    175,775    268,379
Intangible assets, net                  96,196     93,222     97,538
Deferred taxes                         123,682     83,248    123,231
Other noncurrent assets                 36,881     21,386     37,710
Noncurrent assets of discontinued
 operations                                  -    458,842          -
                                    ----------- ---------- ----------
   Total assets                     $3,168,569  3,650,301  3,301,528
                                    =========== ========== ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                   $729,779    640,706    745,073
   Accrued liabilities                 496,852    404,101    580,509
   Current liabilities of
    discontinued operations                  -    205,545          -
                                    ----------- ---------- ----------
      Total current liabilities      1,226,631  1,250,352  1,325,582

Long-term debt                         245,000    300,000    245,000
Deferred income taxes                  193,743    162,737    193,743
Other long-term liabilities            370,812    362,605    362,319
Noncurrent liabilities of
 discontinued operations                     -    298,680          -
Minority interest                        8,044     18,873      8,942

Shareholders' equity:
   Common stock; $.001 par value;
    300,000 shares authorized;
    80,270, 77,213 and 79,276
    shares issued, respectively             80         77         79
   Additional paid-in capital        1,007,922    926,944    985,609
   Accumulated other comprehensive
    loss                                (9,781)    (8,775)    (9,857)
   Retained earnings                   396,040    534,831    386,134
   Treasury stock, at cost, 11,162,
    9,008 and 9,008 shares,
    respectively                      (269,922)  (196,023)  (196,023)
                                    ----------- ---------- ----------
      Total shareholders' equity     1,124,339  1,257,054  1,165,942
                                    ----------- ---------- ----------
Commitments and contingencies                -          -          -
                                    ----------- ---------- ----------
   Total liabilities and
    shareholders' equity            $3,168,569  3,650,301  3,301,528
                                    =========== ========== ==========

(a) Restated to reflect certain adjustments relating to lease accounting.
(b) Reflects the change in the reporting period used to consolidate the results of Barnes & Noble.com.

    CONTACT: Barnes & Noble, Inc.
             Media Contact:
             Mary Ellen Keating, Senior Vice President,
              Corporate Communications, 212-633-3323
             or
             Investor Contact:
             Joseph J. Lombardi, Chief Financial Officer, 212-633-3215